Exhibit 99.3
Republic Services, Inc. Increases Quarterly Dividend to $0.375 Per Share

PHOENIX (July 26, 2018) – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 3-cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.375 per share will be paid on Oct. 15, 2018, to shareholders of record on Oct. 1, 2018.

“We are pleased to raise our quarterly dividend 9 percent," said Donald W. Slager, president and chief executive officer. "This is the ninth consecutive year we’ve increased our dividend, demonstrating our confidence in future cash flows and commitment to increase cash returned to shareholders.”

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at facebook.com/RepublicServices and follow Republic on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Russ Knocke (480) 627-2224	Nicole Giandinoto (480) 627-7098

media@RepublicServices.com	investor@RepublicServices.com

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